Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2018

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 30, 2018 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2018 results:  Revenues in the third quarter 2018 were $35.3 million, compared to $36.9 million in the comparable 2017 quarter, a decrease of $1.7 million, or 4.5%.  Revenues from the Company’s Lime and Limestone Operations in the third quarter 2018 decreased $1.7 million, or 4.7%, to $34.7 million from $36.4 million in the comparable 2017 quarter, while revenues from its Natural Gas Interests increased $53 thousand, or 10.5%, to $559 thousand in the third quarter 2018, from $506 thousand in the comparable 2017 quarter.  For the nine months ended September 30, 2018, revenues were $109.8 million, compared to $109.6 million in the comparable 2017 period, an increase of $0.2 million, or 0.2%.  Revenues from the Company’s Lime and Limestone Operations in the first nine months 2018 increased $0.1 million, or 0.1%, to $108.0 million from $107.9 million in the comparable 2017 period, while revenues from its Natural Gas Interests increased $0.1 million, or 7.2%, to $1.8 million from $1.7 million in the comparable 2017 period.

The decrease in lime and limestone revenues in the third quarter 2018, compared to the third quarter 2017, resulted from decreased demand, primarily from the Company’s construction and environmental customers, partially offset by increased demand from its steel customers.    Lime and limestone revenues in the first nine months 2018, compared to the first nine months 2017, were up slightly, with increased demand from the Company’s steel customers partially offset decreased demand from its construction and environmental customers.  Demand from the Company’s construction customers was adversely impacted in the third quarter 2018 by sustained rains throughout the month of September in Texas.  In the third quarter 2017, demand from the Company’s Houston area construction customers had been adversely impacted by Hurricane Harvey.  Demand from the Company’s environmental customers decreased in the third quarter 2018, compared to the third quarter 2017, primarily due to the previously disclosed loss of a municipal water treatment plant account in the second quarter 2018.  Average prices realized for the Company’s lime and limestone products decreased slightly in the third quarter 2018, compared to the third quarter 2017 and were up slightly for the first nine months 2018, compared to the nine months 2017.

Production volumes from the Company’s Natural Gas Interests in the third quarter 2018 totaled 123 thousand MCF, sold at an average price of $4.53 per MCF, compared to 137 thousand MCF, sold at an average price of $3.69 per MCF, in the comparable 2017 quarter.  Production volumes in the first nine months 2018 from natural gas totaled 380 thousand MCF, sold at an average price of $4.78 per MCF, compared to 425 thousand MCF, sold at an average price of $3.98 for the first nine months 2017.

The Company’s gross profit was $7.2 million in the third quarter 2018, compared to $9.6 million in the third quarter 2017, a decrease of $2.4 million, or 24.7%.  Gross profit in the first nine months 2018 was $23.9 million, a decrease of $2.8 million, or 10.4%, from $26.6 million in the first nine months 2017.

Included in gross profit in the third quarter and first nine months 2018 were $7.0 million and $23.1 million, respectively, from the Company’s Lime and Limestone Operations, compared to $9.5 million and $26.2 million, respectively, in the comparable 2017 periods.  The decreased gross profit for the Company’s Lime and Limestone Operations in the third quarter 2018, compared to the third quarter 2017, resulted primarily from the decreased revenues discussed above and increased stripping costs in the third quarter 2018, compared to the comparable 2017 period.   The Company does not anticipate the increased stripping costs to continue in the fourth quarter 2018.  The decreased gross profit for the Company’s Lime and Limestone Operations in the first nine months 2018, compared to the first nine months 2017, resulted primarily from increased stripping, fuel and transportation costs.

Gross profit from the Company’s Natural Gas Interests increased to $204 thousand and $758 thousand in the third quarter and first nine months 2018, respectively, compared to $76 thousand and $410 thousand in the comparable

2017 periods, respectively.  The increased gross profit from the Company’s Natural Gas Interests resulted primarily from the increased revenues discussed above.

Income tax expense was $0.3 million in the third quarter 2018, compared to $1.4 million in the third quarter 2017, and $1.7 million in the first nine months 2018, compared to  $4.0 million in the first nine months 2017.  The decreases in income tax expense in the 2018 periods, compared to the comparable 2017 periods, were primarily due to the reduction of the corporate federal income tax rate from 35% to 21% beginning in 2018.

The Company reported net income of $4.6 million ($0.81 per share diluted) in the third quarter 2018, compared to $5.7 million ($1.01 per share diluted) in the third quarter 2017, a decrease of $1.1 million, or 19.6%.  The Company reported net income of $15.5 million ($2.76 per share diluted) in the first nine months 2018, compared to net income of $15.6 million ($2.79 per share diluted) in the comparable 2017 period, a decrease of $0.1 million, or 0.7%.

“This has been a challenging quarter for us, particularly in our Texas markets,”  said Timothy W. Byrne, President and Chief Executive Officer.    “We continue to feel the impact of competitive pressures.    In addition, our construction customers in Texas were slowed on their projects because of unusually wet weather in Texas during the quarter, which has continued into October.  When construction demand rebounds, we expect to continue to face transportation challenges, including competition for trucks and drivers, in getting our lime and limestone products to our customers on a timely basis at competitive prices.  We are helped in this regard by our diverse customer base for lime and limestone products, both in terms of the industries that we serve and the geographic coverage of our plants,”  added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on December  14, 2018 to shareholders of record at the close of business on November 23, 2018.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
INCOME STATEMENTS

Revenues
Lime and limestone operations	$34,713	$36,428	$107,984	$107,910
Natural gas interests	559	506	1,817	1,695
Total	$35,272	$36,934	$109,801	$109,605

Gross profit
Lime and limestone operations	$6,992	$9,476	$23,112	$26,218
Natural gas interests	204	76	758	410
Total	$7,196	$9,552	$23,870	$26,628
Operating profit	$4,406	$6,895	$16,014	$19,033
Interest expense	66	56	191	174
Interest and other income, net	(495)	(261)	(1,307)	(665)
Income tax expense	281	1,433	1,676	3,959
Net income	$4,554	$5,667	$15,454	$15,565

Income per share of common stock:
Basic	$0.81	$1.02	$2.76	$2.79
Diluted	$0.81	$1.01	$2.76	$2.79
Weighted-average shares outstanding:
Basic	5,598	5,577	5,595	5,577
Diluted	5,606	5,587	5,602	5,586
Cash dividends per share of common stock	$0.135	$0.135	$0.405	$0.405

			September 30,	December 31,
			2018	2017
BALANCE SHEETS
Assets:
Current assets			$116,768	$118,015
Property, plant and equipment, net			128,674	109,718
Other assets, net			573	713
Total assets			$246,015	$228,446
Liabilities and Stockholders’ Equity:
Current liabilities			$11,845	$9,359
Deferred tax liabilities, net			13,468	12,374
Other liabilities			1,409	1,461
Stockholders’ equity			219,293	205,252
Total liabilities and stockholders’ equity			$246,015	$228,446

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